Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Athersys, Inc. for the registration of up to 20,000,000 shares of its common stock and warrants to purchase such common stock and to the incorporation by reference therein of our report dated March 12, 2009, with respect to the consolidated financial statements and schedule of Athersys, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cleveland, Ohio
January 11, 2010